Exhibit 99.1

PRESS RELEASE

MediCor Ltd.

Marc S. Sperberg

U.S. 702-932-4560, x308

For Immediate Release: April 27, 2006

MEDICOR CLOSES $50 MILLION SENIOR SECURED

CONVERTIBLE DEBT FINANCING AND DEBT RESTRUCTURING

LAS VEGAS, NV, April 27, 2006 — MediCor Ltd. (OTC Bulletin Board: MDCR.OB), the world’s third largest manufacturer and distributor of breast implants, today announced it has raised $50 million in a private placement. The financing involved the sale of senior secured convertible notes and warrants to purchase common stock. Concurrently, Sirius Capital LLC, a private equity investment fund affiliated with the Company’s Chairman and founder, Donald K. McGhan, converted $37.5 million of outstanding loans to the Company into a subordinated convertible note, with similar terms as the senior secured convertible notes, and a warrant to purchase common stock. Certain of the Company’s remaining debt was subordinated to the new senior notes. UBS Investment Bank advised the Company and provided private placement services in connection with the transaction.

About MediCor Ltd.

MediCor was founded by Donald K. McGhan, Chairman of the Board, and a pioneer of the modern day breast implant industry. The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products, all of which are sold worldwide to hospitals, surgery centers and physicians through a combination of distributors and direct sales personnel. MediCor’s strategy is to be the leading integrator of selected international medical device technologies and corporations. The Company intends to achieve that goal through the expansion of its existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of MediCor’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

There are a number of factors that could cause actual results or events to differ from those set forth in the forward-looking statements, including: risks that the Company will not be able to obtain additional financing to fund its growth in accordance with its strategy; the risk of failure to or delay in obtaining regulatory approval to market the Company’s products; risks that competitors will obtain regulatory approval to market their products before the Company obtains similar approval; risks related to integration of acquired businesses; the risk of instability in the U.S. or international capital markets; disruption from transactions disrupting normal business operations; the outcome of legal proceedings; and the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause MediCor’s results to differ materially from those described in the forward-looking statements can be found in MediCor’s Annual Report on Form 10-KSB for the year ended June 30, 2005, and in subsequent reports filed quarterly on Form 10-Q, all of which have been filed with the Securities and Exchange Commission and is available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

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